Exhibit 10.1

February 2, 2026

James Haft

[***]

(FOR ALL NOTICES : via email [***])

Dear James:

On behalf of BNB Plus Corp., a Delaware corporation (the “Company”), I am pleased to extend to you an offer to join the Company’s Board of Directors (the “Board”) as a non-employee independent director and member of the Nominating Committee effective on or about February 3, 2026. This offer is contingent upon (i) receipt of a background check satisfactory to the Company, (ii) your confirmation of the enclosed Policy on Insider Trading, and (iii) formal approval of your appointment by the Board.

The Company’s current schedule includes approximately four regular meetings of the Board, which are held by telephone/video conference plus additional special meetings as called by the Board from time to time which usually take place by telephone/video conference. In addition to your commercially reasonable efforts to attend Board meetings, we expect to take advantage of your expertise by reaching out to you for advice and counsel between meetings.

As a member of the Board, you will owe fiduciary duties to the Company and its stockholders, such as the duty of care, duty of loyalty and the duty of disclosure, which include protecting Company proprietary information from unauthorized use or disclosure.

The following summarizes the compensation that will be provided to you for your so agreeing to join the Board effective upon your appointment to the Board:

•	Option Grant: You will receive an initial option grant to purchase 93,000 shares of the Company’s common stock at an exercise price of the closing stock price on the date of grant (the “Initial Option Grant”). The Initial Option Grant shall be awarded upon approval by the Compensation Committee of the Board and, subject to continued membership on the Board, vest in equal quarterly installments over a twelve (12) month period, with the first quarterly vesting occurring three (3) months from the date of grant; provided that the vesting of the Initial Option Grant shall become fully vested and non-forfeitable in the event of a Change in Control (as defined in the Option Plan (as defined below)). The Initial Option Grant will be governed by the terms and conditions of the Company’s 2020 Stock Incentive Plan, as amended (the “Option Plan”), and the Company’s form of agreement thereunder evidencing the Initial Option Grant; in each case as modified by this letter agreement. In the event of a conflict between (x) the executed option agreement in the form attached hereto as Exhibit A and/or the Option Plan (on the one hand) and (y) the terms of this letter agreement (on the other hand), then the terms of this letter agreement shall govern the parties’ understanding. You also will be eligible to receive future options (or other equity) grants for continued Board service pursuant to the Company’s then current outside director compensation policy.

James Haft – Director Offer Letter

February 2, 2026

•	Incentive Cash Fee: You will receive a one-time incentive cash fee of $40,000 paid within seven (7) days of appointment by the Board as a Director of the Company (the “Incentive Fee”).

Notwithstanding anything else to the contrary, in the event that you no longer continue to serve as a Director other than as a result of your removal for Cause (as defined below) or your voluntary resignation, your Initial Option Grant shall become fully vested and non-forfeitable. For the purposes of this Agreement, “Cause” shall mean your dishonesty, theft, breach of fiduciary duty, conviction of a felony, or willful misconduct in each case (other than felony conviction) relating to the Company and resulting in material harm to the Company’s financial condition.  Your Initial Option Grant (to the extent vested) shall be exercisable for the full 10-year stated term of the Initial Option Grant unless you are removed from the Board for Cause.

The compensation set forth above is subject to change from time to time in the future as determined by the Board; provided that the Initial Option Grant and Incentive Fee may not be amended without your prior written consent. After your initial appointment to the Board, you shall be eligible for Board service compensation for future service on terms no less favorable than compensation awarded to any other director and without regard to the compensation set forth in this letter agreement.

This offer is submitted to you with the understanding that you will tender your resignation as a member of the Board in the event that you are not in compliance with the Company’s then applicable material policies, codes or charters it being understood that (X) the Company counsel has opined that upon your initial appointment you shall be an independent director under applicable securities laws and stock exchange rules, (Y) you are relying on such opinion, and (Z) any loss of such status hereafter shall not constitute your failure to comport with any such compliance. Should you accept this offer, subject to the foregoing, you are representing to us that you (i) do not know of any conflict which would restrict your ability to serve on the Board and (ii) will not provide the Company with any documents, records, or other confidential information in violation of the rights of other parties.

Consistent with the Company’s governing documents, while the Board has authority to appoint you as a member of the Board, your continued service on the Board will be subject to stockholder approval at the next annual meeting of stockholders. In addition, your right to serve as a member of the Board is subject to the provisions of the Company’s charter documents. Nothing in this offer should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

James Haft – Director Offer Letter

February 2, 2026

You will also be entitled to indemnification for your services as a Board member in accordance with the Company’s standard form of indemnification agreement and the governing documents of the Company. The Company shall promptly reimburse you for your legal expenses incurred with the preparation, negotiation, execution, and delivery of this letter agreement, not to exceed $5,000 USD. In addition, if travel to any Board or committee meeting is required, the Company shall reimburse you for reasonable travel and lodging expenses. In the event you bring a legal (or other) proceeding to enforce the terms of this letter agreement and/or the Initial Option Grant, the Company shall bear (and promptly reimburse upon incurrence) the expenses, any administrative or court fees arising in connection with such enforcement pursuit, and the other expenses (including without limitation, attorneys' fees and costs) incurred by you in connection therewith.

You are free to end your relationship as a member of the Board at any time and for any reason.

The terms in this letter agreement, the aforementioned indemnification agreement, and the Initial Option Grant supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and the Company regarding your joining the Board. Nothing in this letter should be construed as an offer of employment.

While you serve on the Board, you will be expected to notify the Company’s legal counsel of any conflicts of interests that may arise with respect to the Company.

This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature (DocuSign or the like) complying or not complying with the U.S. Federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Each party waives any defense they may have for the failure to produce an original letter agreement in action to enforce this letter agreement.

I hope that you will accept our offer to join the Company’s Board of Directors and I look forward to a productive future relationship. If you agree with the above, please indicate your agreement with these terms and accept this offer by signing and dating this letter below.

Sincerely,

/s/ Clay Shorrock

Clay Shorrock

President and CEO

BNB Plus Corp.

Acknowledged and Agreed:

/s/ James Haft

James Haft

Date: 2/2/2026

cc: Josh Kruger, Chairman of the Board

EXHIBIT A – INITIAL OPTION GRANT

APPLIED DNA SCIENCES, INC. (BNBX) 2020 EQUITY INCENTIVE PLAN

STOCK OPTION GRANT NOTICE AND

AWARD AGREEMENT

Applied DNA Sciences, Inc., (BNBX) a Delaware corporation (the “Company”), pursuant to its 2020 Equity Incentive Plan (the “Plan”), hereby grants to the individual listed in the below schedule (“Participant”) an option to purchase the number of Shares set forth in the below schedule (the “Option”). The Option described in this Stock Option Grant Notice (the “Grant Notice”) is (1) issued pursuant to that certain letter agreement dated as of the Grant Date between the Participant and the Company (the “Letter Agreement”) and (2) subject to the terms and conditions set forth in the Award Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein (but subject to the terms of the Letter Agreement), capitalized terms used in this Grant Notice and the Agreement will have the meanings defined in the Plan.

Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice; provided that, notwithstanding anything else to the contrary, in the event of a conflict between (1) the terms of the Letter Agreement (on the one hand) and (2) the Option Agreement and/or the Plan, then the terms of the Letter Agreement shall govern the terms of the Option. This document may be executed, including by electronic means, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed a single instrument.

EXHIBIT A

TO STOCK OPTION GRANT NOTICE

AWARD AGREEMENT

Award of Option. Effective as of the Grant Date set forth in the Grant Notice, the Company has granted to Participant the Option to purchase part or all of the aggregate number of Shares set forth in the Grant Notice, subject to the terms and conditions set forth in the Grant Notice, the Plan and this Agreement.

Term of Option. The Option may not be exercised later than the Expiration Date set forth in the Grant Notice, subject to earlier termination in accordance with the Plan and this Agreement, but in each case subject to the terms of the Letter Agreement.

Option Exercise Price. The exercise price per Share of the Option (the “Exercise Price”) is set forth in the Grant Notice.

Vesting and Exercise of Option.

Vesting. Subject to the continued service of Participant with the Company through the relevant vesting dates, the Option shall become vested and exercisable in such amounts and at such times as set forth in the Grant Notice (but subject to the terms of the Letter Agreement) .

Service with Affiliates. Solely for purposes of this Agreement, service with the Company will be deemed to include service with an Affiliate of the Company (for only so long as such entity remains an Affiliate of the Company).

Effect of Termination of Service on the Option. If Participant’s service ceases for any reason, subject to the terms of the Letter Agreement, the termination or survival of the Option will be determined in accordance with Section 7 of the Plan.

Method of Exercise. Participant may exercise the Option by delivering a payment of the Exercise Price, any required tax withholding and written notice of exercise to the Chief Financial Officer of the Company in accordance with Section 5(d) of the Plan. Such notice must also be accompanied by any further documents or instruments the Company deems necessary or desirable to carry out the purposes or intent of this Agreement.

Partial Exercise. The Option may be exercised in whole or in part, provided, however, that any exercise may apply only with a whole number of Shares.

Restrictions on Exercise. The Option may not be exercised, and any purported exercise will be void, if the issuance of Shares upon such exercise would constitute a violation of any law, regulation or exchange listing requirement. The Committee may from time to time modify the terms of the Option or impose additional conditions on the exercise of the Option as it deems necessary or appropriate to facilitate compliance with any law, regulation or exchange listing requirement.

Rights as Stockholder. The Option will not confer upon Participant any of the rights or privileges of a stockholder in the Company unless and until Participant is issued Shares following Participant’s exercise of the Option.

Investment Representations. Participant represents and warrants that Participant is acquiring the Option (and upon exercise of the Option, will be acquiring the subject Shares) for investment for Participant’s own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. As a further condition to the exercise of the Option, the Company may require Participant to make any representation or warranty as may be required by or advisable under any applicable law or regulation.

Non-Transferability of Option. Except as may be permitted by the Committee in accordance with Section 14 of the Plan, the Option may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner, either voluntarily or involuntarily, other than by will or by the laws of descent and distribution.

Adjustments. The Exercise Price, as well as the number and kind of shares subject to the Option, are subject to adjustment in accordance with Section 3(d) of the Plan.

Tax Consequences. Participant acknowledges that the Company has not advised Participant regarding Participant’s tax liability in connection with the Option. Participant acknowledges that Participant has reviewed with Participant’s own tax advisors the tax treatment of the Option (including the purchase and sale of Shares subject hereto) and is relying solely on those advisors in that regard.

No Continuation of Service. Neither the Plan nor this Agreement will confer upon Participant any right to continue in the employment or service of the Company or any of its Affiliates, or limit in any respect the right of the Company or its Affiliates to discharge Participant at any time, for any reason.

The Plan. Participant has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the Option subject to the terms and provisions of the Plan, subject to the terms of the Letter Agreement. Pursuant to the Plan, the Committee is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan, the Grant Notice or this Agreement.

Entire Agreement. The Grant Notice and this Agreement, together with the Plan, represent the entire agreement between the parties with respect to the subject matter hereof and supersede any prior agreement, written or otherwise, relating to the subject matter hereof.

Amendment. Subject to the terms of the Letter Agreement, this Agreement may only be amended by a writing signed by each of the parties hereto; provided that the Company may amend this Agreement without Participant’s consent, if the amendment does not materially impair Participant’s rights hereunder or as otherwise permitted in Section 4(f), above.

Governing Law. This Agreement will be construed in accordance with the laws of the State of Delaware, without regard to the application of the principles of conflicts of laws.

Headings. The headings in this Agreement are for convenience only. They form no part of the Agreement and will not affect its interpretation.

Incentive Stock Options.

If the Option is designated as an Incentive Stock Option, Participant acknowledges that nonetheless a portion of the Option may not qualify (or may cease to qualify) as an “incentive stock option” under the Code due to limitations set forth in Section 422(d) of the Code or otherwise. To the extent the Option does not qualify for treatment as an “incentive stock option” under the Code, it will be treated as a non-qualified stock option. The Company does not guarantee any particular tax treatment for the Option or the Shares subject to the Option.

If the Option is designated as an Incentive Stock Option, Participant shall give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under the Option, if such disposition or transfer is made (i) within two years from the Grant Date, or (ii) within one year after the transfer of such Shares to Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.

Electronic Delivery of Documents. Participant authorizes the Company to deliver electronically any prospectuses or other documentation related to the Option and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site. Upon written request, the Company will provide to Participant a paper copy of any document also delivered to Participant electronically. The authorization described in this paragraph may be revoked by Participant at any time by written notice to the Company.